Exhibit 1.1

MEMORANDUM OF ASSOCIATION

OF

HDFC BANK LIMITED

(Incorporated under the Companies Act, 1956)

(Company limited by shares)

I.	The name of the Company is HDFC BANK LIMITED.

II.	The Registered Office of the Company will be situated in the State of Maharashtra.

III.	The objects for which the Company is established are :

A.	MAIN OBJECTS OF THE COMPANY TO BE PURSUED BY THE COMPANY ON ITS INCORPORATION.

1)

To carry on the business of banking that is to say to accept, for the purpose of lending or investment of deposits of money from the public, repayable on demand or otherwise, and withdrawable by cheque, draft, order or otherwise.

2)	In addition to the business of banking to carry on the business of -

(a)	borrowing, raising or taking up of money;

(b)

lending or advancing of money by way of a loan, overdraft or on cash credit or other accounts or in any other manner whether without or on the security of movable or immovable properties, bills of exchange, hundies, promissory notes, bills of lading, railway receipts, debentures, share warrants and other instruments whether transferable or not;

(c)

drawing, making, accepting, discounting, buying, selling, collecting and dealing in bills of exchange, hundies, promissory notes, coupons, drafts, bills of lading, railway receipts, warrants, debentures, certificates, scrips and other instruments and securities whether transferable or negotiable or not;

(d)	granting and issuing of letters of credits, travellers’ cheques and ciruclars notes;

(e)	buying, selling and dealing in bullion and specie;

(f)	buying and selling of and dealing in foreign exchange including foreign bank notes;

(g)	acquiring, holding, issuing on commission, underwriting and dealing in stock, funds, shares, debentures, debenture stock, bonds, obligations, securities and investments of all kinds;

(h)	purchasing and selling of bonds, scrips or other forms of securities on behalf of itself, its constituents or others;

(i)	negotiating of loans and advances;

(j)	receiving of all kinds of bonds, scrips or valuables on deposit or for safe custody or otherwise;

(k)	providing of safe deposit vaults;

(l)	collecting and transmitting of money and all kinds of securities;

(m)	issuing credit cards, meal vouchers and extending any other credits;

(n)

carrying on any other business specified in clause (b) to clause (n) of sub-section (1) of section 6 the Banking Regulation Act, 1949 (10 of 1949), and such other forms of business which the Central Government has pursuant to clause (o) of sub-section (1) of Section 6 of that Act, specified or may from time to time specify by notification in the Official Gazette as a form of business in which it would be lawful for a banking company to engage;

3)	To carry on the business of merchant banking, investment banking, portfolio investment management, and corporate consultants and advisors.

4)	To carry on the business of mutual fund management, equipment leasing and hire purchase, manage investment pools, syndicate in shares and other securities and act as Share and Stock brokers.

5)	To carry on the business of factoring by purchasing and selling debts receivables and claims including invoice discounting and rendering bill collection, debt collection and other factoring services.

6)

To carry on and transact the business of giving guarantees and counter guarantees and indemnities whether by personal convenant or by mortgaging or charging all or any part of the undertaking, property or assets of the Company, both present and future wherever situate or in any other manner and in particular to guarantee the payment of any principal moneys, interest or other moneys secured by or payable under debentures, bonds, debenture-stock, mortgages, charges, contracts, obligations and securities, and the repayment of the capital moneys and the payment of dividends in respect of stocks and shares or the performance of any such other obligations.

B)	OBJECTS INCIDENTAL OR ANCILLARY TO THE ATTAINMENT OF THE MAIN OBJECTS

1)

To borrow or raise money or secure loans or credits for the purpose of the Company under contracts or under promissory notes, bills of exchange, hundies and other negotiable or transferable instruments, or issue convertible or non-convertible, secured or unsecured debentures, debenturestock, bonds and alternative to secured obligations and securities of all kinds and to frame, constitute and secure the same, as may seem expedient, with full power to make the same transferable by delivery or by instrument of transfer or otherwise and either perpetual or terminable and either redeemable or otherwise, and to charge or secure the same by trust deed or otherwise on the whole or any part of the undertaking of the company or upon any specific property, movable and immovable, and rights, both present and future, of the Company including, uncalled capital as may be authorized by law or otherwise howsoever.

2)	To carry on the activities of bill discounting, re-discounting dealing in commercial paper, treasury bills, certificate of deposits and other financial instruments.

3)

To promote effect, insure, guarantee, underwrite, participate in, manage, and carry out any issue whether, public or private, of company, corporation, association or Central or State Government, municipality or of the other loans or of shares, stocks, debentures or debenture stock and to lend monies for the purpose of any such issue and to act as an Issue House, Share Registrars, Share Transfer Agent, Investment and Share Consultant, Share Depository Agent and as Manager or any such issue.

4)

To acquire by purchase, lease, exchange, hire, concession, grant or otherwise, either absolutely or conditionally and either alone or jointly with others, any movable or immovable property of any description, any patents, trade marks, concessions, privileges and any other rights for the objects and business of the Company or which the Company may think necessary or convenient to acquire or the acquisition of which in the opinion of the Company is likely to facilitate the realisation of any securities held by the Company or to prevent or diminish any apprehended loss or liability or which may come into the possession of the Company in satisfaction or part satisfiation of any of its claims and to pay for all such property and rights purchased or acquired by the Company in any manner including by shares, debentures, debenture stock or bonds or other securities held by or of the Company or otherwise and to manage, sell, develop, improve, exchanges let on lease, or otherwise dispose of or turn to account all such property and rights purchased or acquired by the Company and to acquire and hold and generally deal with in any manner whatsoever all or any property and rights, movable and immovable and any right, title or interest therein which may form part of the security for any loans or advances made by the Company or which may be connected with any such security and all at such time or times and in such manner and for such consideration as may be deemed proper or expedient.

5)

To acquire and undertake the whole or any part of the business of any person or any Company with all or some of the assets and liabilities and to hold and purchase shares, stocks, debentures or other rights of any Company carrying on business which this Company is authorised to carry on or which is incidential or ancillary to it or which may conveniently be carried on by the Company or to manage the same on special contract or as mortgagee or in any manner whatsoever.

6)

To deposit money with other banks by way of current deposits, fixed deposits and otherwise with or without interest, to accept bills of exchange, hundies and other negotiable instruments and to endorse the same to bankers and to do all such banking business as are generally done by bankers with bankers and others.

7)

To undertake the agency of other Indian banks and of foreign banks and other financial institutions and to mange the issue of a loan for a corporation or company, firm or association whether incorporated or not, or of foreign Government.

8)

To acquire, receive, hold, hold in trust as trustee, agent or nominee of any person, corporation, Company, any real or personal property, rights or interest acquired by or belonging to the Company or on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

9)

To sell, improve, manage, develop, exchange, lease, mortgage, dispose of, acquire, turn to account, purchase or otherwise deal with all and hold, use, deal or trade in, whether with a view to profit or otherwise and by any means whatsoever property and rights of all kinds whether movable or immovable, legal or equitable and wheresoever situate, including but without prejudice to the generality of the foregoing, lands, buildings, easements, mortgages, product, plant , machinery, stock-in-trade tools, vehicles, aircraft, vessels, chattels, materials, concessions, options, contracts, book debts, business concerns and undertakings, claims, privileges and choses in action of all kinds to carry on and promote such business or activity and either to retain the property acquired or to turn to account for the Company’s business as it may seem expedient, subject to the provisions of any applicable law.

10)

To act as foreign exchange dealer and to buy, sell or otherwise deal in all kinds of foreign currencies, foregin currency options, forward covers, swaps of all kinds and to transact for itself or on behalf of any persons, body corporate, company, corporation, society, firm or association of persons whether incorporated or not, all kinds of transactions in foreign currencies.

11)

To establish or support or aid in the establishment and support of associations, institutions, funds, trusts, and conveniences for the benefit of past or present employees or Directors of the Company or the dependents of such persons; and to grant pensions, gratuities and allowances and superannuation and other benefits or ensure payment of any of them by taking insurance or any other promises and assurances as the Company may undertake, and to subscribe or guarantee money for charitable or benevolent object or useful objects for general public.

12)

To form, establish or promote any other company, body corporate or any other entity either as subsidiary of this Company or otherwise for the purpose of carrying on any of the business or activities of the Company or for the purpose of acquiring or taking over all or any of the property, rights and liabilities of such company, body corporate, or any other entity or for any other purpose which may directly or indirectly benefit the Company.

13)

To purchase or import, take on lease or in exchange, hire or otherwise acquire any movable or immovable property and any rights or privilege which the Company may think necessary or convenient for the purposes of its business and in particular any land, building, easement, machinery, plant or any other property or assets;

14)	To invest and deal with money in such manner as may, from time to time, be thought fit subject to the provisions of the Companies Act, 1956.

15)

To remunerate any person for services rendered, or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares, debenture or bonds in the Company’s capital or any debentures or other securities issued by the Company.

16)	To draw, make, accept , endorse, discount, execute and issue certificates of deposits, promissory notes, bills of exchange, and other negotiable or transferable instruments.

17)	To adopt such means of making known and advertising the business and productions and services of the Company as may be expedient.

18)	To apply for, promote and obtain any order, regulation, or other authorisation or enactment which may directly or indirectly benefit the Company.

19)	To procure recognition of the Company in any country or place outside India.

20)

To issue or allot fully or partly paid shares in the capital of the Company in payment or part payment of any movable or immovable property purchased or otherwise acquired by the Company or any services rendered to the Company.

21)

To take or hold mortgages, liens, and charges to secure payment of the purchase price or any unpaid balance of the purchase price, or any part of the Company’s property of any kind sold by the Company, or any money due to the Company from buyer or any other person.

22)

To pay out of the funds of the Company all or any expenses which the Company may lawfully pay for the services rendered for the formation and registration of this company and for the promotion of any other company by it subject to the provisions of the Companies Act, 1956 and the Banking Regulation Act, 1949.

23)	To insure any of the properties, undertakings contracts, risks or obligations of the Company in any manner whatsoever.

24)	To make donations either in cash or in kind for such objects or causes as may be directly or indirectly conducive to any of the Company’s objects or otherwise expedient.

25)

To aid and support, any person, association, body or movement, whose object is solution, settlement or surmounting an industrial or labour problems or the promotion of trade or business of the Company or for the promotion of science and technology, cultural activities, sports, environment, rural development and other social and welfare activities.

26)

To establish or support associations, institutions, schools, hospitals, guesthouses clubs, funds and trusts which may be considered beneficial to any employees or ex-employees and to officers and ex-officers of the Company or the dependents of any such person.

27)

To refer any questions, disputes or differences arising between the Company and any other person (other than a Director of the Company) in connection with or in respect of any matter relating to the business or affairs of the Company to arbitration in such manner and upon such terms as the Company and such other person may mutually agree upon each case and to institute legal proceedings or defend any proceedings and to appoint advocates, consultants or advisors in this behalf.

28)

To enter into negotiations or collaborations, technical, financial or otherwise with any person or government for obtaining any grant, license or on other terms, formulae and other rights and benefits, and to obtain technical information, know-how and expert advice for providing or rendering services which the Company is authorised to provide or render.

29)

To arrange for in India and abroad for providing services of the Company and purchase or otherwise acquire services as are necessary for carrying on the business of the Company and, for that purpose, either to establish its own branches, offices, agencies, or to appoint representatives or employees or both (whether individuals, firms or bodies corporate) in any place in or outside areas of operation and fix the terms and conditions of their appointment and pay fees or remuneration to such representatives and employees by way of commission or in such other manner as the Company may deem fit.

30)

To create any depreciation fund, reserve fund, sinking fund, redemption fund, insurance fund, or any special or other reserve or fund, whether for redemption of debentures or debentures-stock , for dividends, for equalizing dividends or for repairing, improving, extending and maintaining any part of the property of the Company.

31)	To open and operate any type of bank accounts with any bank or financial institution in India or abroad and obtain credit facilities with or without securities for its business.

32)	To train or pay for training in India or abroad of any of the Company’s employees or officers or any candidate in the interest of or furtherance of the Company’s objects.

33)	To establish research and development centers for the business of the Company.

34)	To engage in acquiring and undertaking whole or any part of the business of any person or Company carrying business which this Company is authorized to carry on.

35)	To take or otherwise acquire and hold shares in any other Company as may be authorized.

36)

To promote or finance or assist in promoting or financing any business, undertaking or industry either existing or new and associate with them either through the instrumentality of syndicates or otherwise in conformity with the relevant laws governing banks.

37)	To undertake the administration of estates as executors, trustees or otherwise.

38)

To open, establish, maintain and operate currency chests and small coin depots on such terms and conditions as may be required by the Reserve Bank of India established under the Reserve Bank of India Act, 1934 and subject to the Companies Act, 1956 to enter into all administrative or other arrangements for undertaking such functions with the Reserve Bank of India.

39)

To carry on the business of giving services to industrial enterprises for transfer of shares, debentures, bonds, stocks and various financial instruments and any other kind of securities issued by such enterprises in general by acting as registrars to the Issue and Registrars for issue of shares, debentures, bonds, stock and all kinds of securities and instruments and for fixed deposits and encouraging and promoting the participation of private capital, both internal and external, in such enterprises and private ownership of industrial investments and the expansion of investment markets and to render custodial and depository services in respect of any type of securities and to do all such things as may be advised, remitted and required for related activities.

40)

To amalgamate with any company or companies having objects altogether or in part similar to those of this Company, or to sell, exchange, lease, underlease, surrender, abandon, amalgamate, sub-divide, mortgage or otherwise deal with either absolutely, conditionally, or for any limited interest, all or any part of the undertaking, property rights or privileges of the Company, as a going concern or otherwise, with any public body, corporation, company, society, or association, or to any person or persons, for such consideration as the Company may think fit, and in particular for any stock, shares (whether wholly or partly paid), debentures, debenturestock, securities or property of any other Company.

41) (a)

To apply for, provide information and guidance on governmental policies, directives, instructions, regulations, ordinances or other authorisations or enactments of the Central or any State Government or any other similar semi-Government authorities or agencies which may be required for enabling the Company to establish an undertaking or to bring into effect any modification / diversification in any of the Company’s business or constitution and to challenge any of the governmental bills, statutes, rules, regulations, guidelines, proceedings or applications which are likely to prejudice the Company’s business or interests;

(b)	To study such Governmental policies, regulations, ordinances and advise the governmental authorities in formulating incentives schemes to attract industries and investments;

42)

To establish and maintain agencies at any place or places in India or other parts of the world for the conduct of the business of the Company or for the purpose of enabling the Company to carry on its business more efficiently; and to discontinue and reconstitute any such branches or agencies.

43)

To exercise all or any of its corporate powers, rights and privileges and to conduct its business in all or any of its branches in the Union of India and in any or all states, territories, possessions, colonies and dependencies thereby and in any or all foreign countries, and for this purpose to have and maintain and to discontinue such number of offices and agencies therein as may be convenient.

44)	To assist in undertaking activities pertaining to leasing or hire-purchase asset credit, installment sale or / and deferred sale.

45)

To open, maintain, operate and close account or accounts with any bank or banks or other financial Institutions in India or abroad and to pay or earn interest and to withdraw money from such account or accounts and to make, draw, co-accept, endorse, execute, discount or negotiable and issue cheques, promissory notes, hundies, bills of exchange, bills of lading, railway receipts, warrants, debentures and other negotiable or transferable instruments.

46)

To indemnify officers, Directors, promoters and servants of the Company against, proceedings, costs, damages, claims and demands in respect of anything done, or ordered to be done, for and in the interests of the Company or for any loss or damages or misfortune whatever which happens in execution of the duties of their office or in relation thereto.

C)	OTHER OBJECTS

1)	to carry on the business of finance broking and other financial services.

2)	to carry on the business of providing and managing venture capital, seed capital and risk capital. And it is hereby declared that :-

(i)

The word “Company” save when used in reference to this Company in this Clause shall be deemed to refer and include any partnership or other body of persons whether incorporated or not incorporated whether domiciled in India or elsewhere;

(ii)

The several sub-clauses of this clause and all the powers thereof are to be cumulative and in no case is the generality of any one sub-clause to be narrowed or restricted by any particularity of any sub- clause nor is any general expression in sub-clause to be narrowed or restricted by any particularity of expression in the same sub-clause or by the application of any rule of construction ejusdem generis or otherwise;

(iii)	The term ‘India’ when used (in this Clause) unless repugnant to the context shall include all territories from time to time comprised in the Union of India;

IV.	The Liability of the Members is Limited;

V.

The Capital of the Company is Rs. 1190,61,00,000/- (Rupees One Thousand One Hundred Ninety Crores and Sixty One Lacs Only) divided into 1190,61,00,000 (One Thousand One Hundred Ninety Crores and Sixty One Lacs) Equity Shares of Re.1/- (Rupee One Only) each with a power to increase or reduce the the share capital.

(Amended on account of the Composite Scheme of Amalgamation sanctioned by Hon’ble National Company Law Tribunal vide its order dated March 17, 2023.)

We, the several persons, whose names and addresses and description are hereunder subscribed are desirous of being formed into a Company in pursuance of these Articles of Association, and we respectively agree to take the numbers of shares in the capital of the Company set opposite our respective names.

Sr No	Name , addresses, descriptions & occupations of the subscribers with their Signatures	Number of Equity Shares taken by each subscriber	Name, addresses and description of witness with their Signatures
1.	S/d.	10
	Mr Deepak Shantilal Parekh	(Ten)
	S/O Late Mr Shantilal T Parekh
	3 Bhaveshwat Sagar
	20 Nepean Sea Road
	Bombay 400 036
	- Services -
2.	S/d.	10
	Mr Deepak Madhav Satwalekar	(Ten)
	S/O Mr Madhav S. Satwalekar
	9 Nutan Alka Coop Hsg. Society
	Relief Road, Santacruz-(West)
	Bombay 400 025
	- Services -
3.	S/d.	10
	Mr. Shobha Singh Thakur	(Ten)
	S/O Late Mr Rajaran S. Thakur
	A/62, Ocean Gold
	Twin Towers Lane, Prabhadevi
	Bombay 400 025
	- Services -
4.	S/d.	10	S/d.
	Mr. Suryakant Nanalal Shroff	(Ten)	Susir Kumar M
	S/O Lte Mr Nanalal K Shroff		S/o Late Mr. K.S.Rao
	Victor Villa, 1st Floor		B-2/10 Runwal Nagar
	5, Babulnath Road		Thane (W) 400 602
	Bombay 400 007		- Service -
	- Service -
5.	S/d.	10
	Mr. Satish Gordnandas Mehta	(Ten)
	S/O Late Mr. Gordnandas Mehta
	39/4 Walchand Terraces
	Opp Airconditioned Market
	Tardeo, Bombay 400 025
	- Service -
6.	S/d.	10
	Mr. Milind Gajanan Barve	(Ten)
	S/O Mr Gajanan D Barve
	604 Udyan Warshan
	Prabhadevi
	Bombay 400 025
	- Service -
7.	S/d.	10
	Mr Joseph Conrad D’Souza	(Ten)
	S/O Mr Diago Cajetan D’Souza
	17/23 MHB Colony
	Bandra Reclamation
	Bombay 400 050
	- Service -
		(70) (Seventy)

Bombay, Dated 9th August, 1994.